Exhibit 99.1

For further information, contact:

Jeff Palmer	Tom Hayes
Investor Relations	Corporate Communications
408-222-8373	408-222-2815
jpalmer@marvell.com	tom@marvell.com

Marvell Technology Reports Fiscal Fourth Quarter and Fiscal 2010 Results

Revenue: $843 Million, FQ410; $2.81 Billion, FY2010

GAAP Net Income: $205 Million, FQ410; $353 Million, FY2010

Free Cash Flow: $253 Million, FQ410; $756 Million, FY2010

Santa Clara, California (March 4, 2010) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a world leader in storage, communications and consumer silicon solutions, today reported financial results for the fourth quarter and fiscal year 2010, ended January 30, 2010.

Net revenue for the fourth quarter of fiscal 2010 was $843 million, a 64 percent increase from $513 million in the fourth quarter of fiscal 2009, ended January 31, 2009, and a 5 percent sequential increase from $803 million in the third quarter of fiscal 2010, ended October 31, 2009.

Net revenue for the fiscal year ended January 30, 2010 was $2.81 billion, a decrease of 5 percent over reported net revenue of $2.95 billion for the fiscal year ended January 31, 2009.

GAAP net income was $205 million, or $0.31 per share (diluted), for the fourth quarter of fiscal 2010, compared with a GAAP net loss of $65 million, or $0.11 per share (diluted), for the fourth quarter of fiscal 2009. GAAP net income in the third quarter of fiscal 2010 was $202 million, or $0.31 per share (diluted).

GAAP net income was $353 million, or $0.54 per share (diluted), for the year ended January 30, 2010, compared with a GAAP net income of $147 million, or $0.23 per share (diluted), for the year ended January 31, 2009.

Non-GAAP net income increased to $266 million, or $0.40 per share (diluted), for the fourth quarter of fiscal 2010, as compared with non-GAAP net income of $32 million, or $0.05 per share (diluted), for the fourth quarter of fiscal 2009. Non-GAAP net income for the third quarter of fiscal 2010 was $232 million, or $0.35 per share (diluted).

For the fiscal year ended January 30, 2010, non-GAAP net income was $648 million, or $0.99 per share (diluted), as compared with non-GAAP net income of $482 million, or $0.76 per share (diluted), for the fiscal year ended January 31, 2009.

“The results for our fourth quarter and fiscal year bring to a close one of the most challenging but successful years for Marvell,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “I am very pleased with the progress we have made over the previous 12 months, in the face of a turbulent global economy. During the past year, we have transformed our organization to improve the efficiency of product development, we have refined our business model to deliver world-class financial performance and we have laid the groundwork to accelerate our growth in the coming years. While I am proud of the progress we have made, we continue to be mindful of the challenging economic environment we operate within and the effect macro-economic events could potentially have on our business. Consequently, we will continue to focus on the aspects of our business we can control and influence. We believe it is important to aggressively invest in our employees and product development to allow Marvell to continue to deliver solutions that enable our customer’s success.”

Marvell reports net income (loss), basic and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income (loss) to non-GAAP net income for the three months ended January 30, 2010, October 31, 2009 and January 31, 2009 and fiscal years ended January 30, 2010 and January 31, 2009, respectively, appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization and write-offs of acquired intangible assets, restructuring costs, and certain one-time expenses or benefits.

GAAP gross margin for the fourth quarter of fiscal 2010 was 59.7 percent, compared to 50.7 percent for the fourth quarter of fiscal 2009, and 57.5 percent for the third quarter of fiscal 2010. GAAP gross margin for fiscal 2010 was 56.3 percent compared to 51.6 percent for fiscal 2009.

Non-GAAP gross margin for the fourth quarter of fiscal 2010 was 60.0 percent, compared to 51.3 percent for the fourth quarter of fiscal 2009 and 57.8 percent for the third quarter of fiscal 2010. Non-GAAP gross margin for fiscal 2010 was 56.7 percent compared to 52.0 percent for fiscal 2009.

Shares used to compute GAAP net income per diluted share for the fourth quarter of fiscal 2010 were 669 million shares, compared with 615 million shares in the fourth quarter of fiscal 2009 and 660 million shares in the third quarter of fiscal 2010. Shares used to compute non-GAAP net income per diluted share for the fourth quarter of fiscal 2010 were 672 million shares compared with 629 million shares for the fourth quarter of fiscal 2009 and 664 million shares for the third quarter of fiscal 2010.

Shares used to compute GAAP net income per diluted share for the fiscal year ended January 30, 2010 were 654 million shares, compared with 630 million shares used to compute GAAP net income per diluted share for the fiscal year ended January 31, 2009. Shares used to compute non-GAAP net income per diluted share for the fiscal year ended January 30, 2010 were 657 million shares compared with 630 million shares for the fiscal year ended January 31, 2009.

Cash flow from operations for the fourth quarter of fiscal 2010 was $281 million, up from the $109 million in the fourth quarter of fiscal 2009 and up from the $204 million reported in the third quarter of fiscal 2010. Cash flow from operations for fiscal 2010 was $812 million, compared to $681 million for fiscal 2009. Free cash flow for the fourth quarter of fiscal 2010, was $253 million, up from the $93 million in the fourth quarter of fiscal 2009 and up from the $196 million reported in the third quarter of fiscal 2010. Free cash flow for fiscal 2010 was $756 million, compared to $602 million in fiscal 2009. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of IP licenses.

Conference Call

Marvell will be conducting a conference call on March 4, 2010 at 1:45 p.m. Pacific Time to discuss results for the fourth fiscal quarter and fiscal year 2010. Interested parties may join the conference call by dialing 1-866-770-7120, pass-code 57220826. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until April 4, 2010.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude stock-based compensation expense as well as charges related to acquisitions, restructuring, gains and other charges that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP earnings per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP earnings per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of compensation costs expected to be incurred in future periods, but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/antidilutive effects of common stock options and restricted stock.

Marvell believes that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

About Marvell

Marvell Technology Group Ltd. (NASDAQ: MRVL) is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the term the “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our ability to operate in a challenging economic environment; our ability to aggressively invest in our people and product development; and statements concerning the Company’s use of non-GAAP net income and net income per share as important supplemental information. These statements are not guarantees of results and should not be considered as an indication of future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, the Company’s reliance on major customers and suppliers; market acceptance of new products; uncertainty in the worldwide economic environment; successful execution of the Company’s restructuring plan and other risks detailed in Marvell’s SEC filings. When Marvell files its Form 10-K for fiscal year 2010, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. The Company’s results also remain subject to review by the Company’s independent registered public accounting firm. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended October 31, 2009 and Current Reports on Form 8-K, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	January 30, 2010	October 31, 2009	January 31, 2009	January 30, 2010	January 31, 2009
Net revenue	$842,535	$803,098	$512,867	$2,807,687	$2,950,563
Cost of goods sold	339,790	341,617	252,732	1,227,096	1,426,624

Gross profit	502,745	461,481	260,135	1,580,591	1,523,939
Operating expenses:
Research and development	213,024	212,873	212,861	828,176	935,272
Selling and marketing	37,144	35,442	32,623	139,404	161,703
General and administrative	22,506	16,660	35,656	171,362	108,465
Amortization and write-off of acquired intangible assets	24,282	26,450	48,274	107,534	153,323

Total operating expenses	296,956	291,425	329,414	1,246,476	1,358,763

Operating income (loss)	205,789	170,056	(69,279)	334,115	165,176
Interest and other income (expense), net	10,249	(1,373)	(440)	8,995	5,657

Income (loss) before income taxes	216,038	168,683	(69,719)	343,110	170,833
Provision (benefit) for income taxes	11,217	(32,916)	(4,709)	(10,346)	23,591

Net income (loss)	$204,821	$201,599	$(65,010)	353,456	147,242

Basic net income (loss) per share	$0.32	$0.32	$(0.11)	$0.57	$0.24

Diluted net income (loss) per share	$0.31	$0.31	$(0.11)	$0.54	$0.23

Shares used in computing basic earnings (loss) per share	631,118	623,613	614,960	623,934	608,747
Shares used in computing diluted earnings (loss) per share	668,623	659,739	614,960	653,741	630,328

Marvell Technology Group Ltd.

Reconciliation of GAAP Net Income to Non-GAAP Net Income:

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	January 30,	October 31,	January 31,	January 30,	January 31,
	2010	2009	2009	2010	2009
GAAP net income (loss)	$204,821	$201,599	$(65,010)	$353,456	$147,242
Stock-based compensation	30,559	34,377	44,701	126,599	177,132
Amortization and write-off of acquired intangible assets	24,282	26,450	48,274	107,534	153,323
Restructuring (b)	6,452	1,919	9,689	21,663	9,689
Legal/Tax related matters (a)	—	(32,569)	(5,292)	38,229	(5,292)
Other (b)	—	—	—	990	—

Non-GAAP net income	$266,114	$231,776	$32,362	$648,471	$482,094

GAAP weighted average shares - diluted	668,623	659,739	614,960	653,741	630,328
Non-GAAP adjustment	3,598	4,297	14,032	3,126	128

Non-GAAP weighted average shares diluted (c)	672,221	664,036	628,992	656,867	630,456

GAAP diluted net income (loss) per share	$0.31	$0.31	$(0.11)	$0.54	$0.23

Non-GAAP diluted net income per share	$0.40	$0.35	$0.05	$0.99	$0.76

GAAP gross profit:	$502,745	$461,481	$260,135	$1,580,591	$1,523,939
Stock-based compensation	2,375	2,389	3,021	10,690	11,644
Other	—	—	—	990	—

Non-GAAP gross profit	$505,120	$463,870	$263,156	$1,592,271	$1,535,583

GAAP gross profit as a % of revenue	59.7%	57.5%	50.7%	56.3%	51.6%
Stock-based compensation	0.3%	0.3%	0.6%	0.4%	0.4%
Other	—	—	—	—	—

Non-GAAP gross profit	60.0%	57.8%	51.3%	56.7%	52.0%

GAAP research and development:	$213,024	$212,873	$212,861	$828,176	$935,272
Stock-based compensation	(21,702)	(24,134)	(33,358)	(89,766)	(126,895)
Restructuring	(4,342)	(1,338)	(5,282)	(15,046)	(5,282)
Legal/Tax settlement	—	—	3,652	1,820	3,652

Non-GAAP research and development	$186,980	$187,401	$177,873	$725,184	$806,747

GAAP selling and marketing:	$37,144	$35,442	$32,623	$139,404	$161,703
Stock-based compensation	(3,841)	(4,087)	(4,677)	(15,298)	(25,080)
Restructuring	1	(51)	(730)	(1,838)	(730)
Legal/Tax settlement	—	—	1,323	659	1,323

Non-GAAP selling and marketing	$33,304	$31,304	$28,539	$122,927	$137,216

GAAP general and administrative:	$22,506	$16,660	$35,656	$171,362	$108,465
Stock-based compensation	(2,641)	(3,767)	(3,645)	(10,845)	(13,513)
Restructuring	(2,111)	(530)	(3,677)	(4,779)	(3,677)
Legal/Tax settlement	—	—	317	(71,842)	317

Non-GAAP general and administrative	$17,754	$12,363	$28,651	$83,896	$91,592

GAAP provision (benefit) for income taxes:	$11,217	$(32,916)	$(4,709)	$(10,346)	$23,591
Tax reserve reversal	—	27,317	—	27,317	—
Income tax payable adjustment	—	5,252	—	5,252	—

Non-GAAP provision (benefit) for income taxes	$11,217	$(347)	$(4,709)	$22,223	$23,591

(a)	Fiscal quarter ended October 31, 2009 includes a $27.3 million benefit as a result of the expiration of the statute of limitations related to a tax contingency reserve. In addition, a $5.3 million income tax benefit was recorded relating to the true-up of a prior year deferred tax asset. Fiscal quarter ended January 31, 2009 includes the reversal of remaining payroll related tax liabilities initially recorded in prior years in connection with the Company’s historic stock option granting practices. The year ended January 30, 2010 includes the $72 million charge taken in fiscal Q1’10 in connection with the settlement of the class action litigation and the net impact from Q2’10 of our payroll related settlement with IRS related to our historical stock option granting practices.
(b)	Amount represents restructuring related costs including severance costs from reductions in force, asset impairment charges and facilities consolidation charges.
(c)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of SFAS 123R compensation costs attributable to future services and not yet recognized in the financial statements that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury method.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	January 30, 2010	January 31, 2009
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$1,796,717	$951,909
Accounts receivable, net	356,796	222,101
Inventories	241,541	310,654
Prepaid expenses and other current assets	70,491	75,651

Total current assets	2,465,545	1,560,315
Property and equipment, net	342,497	390,853
Long-term investments	34,281	40,541
Goodwill and acquired intangible assets, net	2,176,763	2,284,164
Other non-current assets	151,854	138,327

Total assets	$5,170,940	$4,414,200

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$277,405	$139,028
Accrued liabilities	207,877	175,135
Income taxes payable	19,992	35,803
Deferred income	59,396	57,895
Current portion of capital lease obligations	1,940	1,787

Total current liabilities	566,610	409,648
Capital lease obligations, net of current portion	511	2,451
Other long-term liabilities	185,840	173,034

Total liabilities	752,961	585,133

Shareholders’ equity:
Common stock	1,277	1,233
Additional paid-in capital	4,607,844	4,372,265
Accumulated other comprehensive loss	(885)	(718)
Accumulated deficit	(190,257)	(543,713)

Total shareholders’ equity	4,417,979	3,829,067

Total liabilities and shareholders’ equity	$5,170,940	$4,414,200

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Cash flows from operating activities:
Net income (loss)	$204,821	$(65,010)	$353,456	$147,242
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24,238	27,038	99,214	112,824
Stock-based compensation	30,559	44,701	126,599	177,132
Amortization and write-off of acquired intangible assets	24,282	48,274	107,534	153,323
Gain from sale of equity investment	(4,938)	—	(4,938)	—
Loss from write-off and disposition of assets	3,986	—	3,986	—
Fair market value adjustment to Intel inventory sold	(1,626)	(1,196)	(15,509)	(15,359)
Excess tax benefits from stock-based compensation	(472)	(9)	(677)	(365)
Deferred income taxes	7,225	(17,468)	13,356	(17,468)
Other non-cash expense	1,667	—	1,667	—
Changes in assets and liabilities, net of assets acquired and liabilities assumed in acquisitions:
Restricted cash	—	—	24,500	(24,500)
Accounts receivable	37,523	175,735	(134,695)	109,919
Inventories	(889)	31,088	82,659	126,938
Prepaid expenses and other assets	(11,885)	1,629	(4,326)	63,476
Accounts payable	(36,017)	(82,791)	136,045	(88,795)
Accrued liabilities and other	9,429	(13,015)	(4,199)	(36,708)
Accrued employee compensation	(1,857)	(44,615)	33,292	(26,956)
Income taxes payable	6,948	11,607	(22,112)	11,507
Deferred income	(11,877)	(6,825)	15,661	(11,525)

Net cash provided by operating activities	281,117	109,143	811,513	680,685
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(5,287)	—	(5,287)
Purchases of investments	(379,981)	—	(806,979)	(10,172)
Sales and maturities of short-term, long-term and equity investments	108,044	—	118,362	29,181
Purchases of technology licenses	(3,048)	(2,550)	(15,598)	(5,200)
Purchases of property and equipment	(25,006)	(13,931)	(39,814)	(73,243)

Net cash used in investing activities	(299,991)	(21,768)	(744,029)	(64,721)
Cash flows from financing activities:
Proceeds from the issuance of common shares	76,896	12,192	111,645	92,645
Principal payments on capital lease and term loan obligations	(461)	(192,174)	(1,787)	(397,213)
Excess tax benefits from stock-based compensation	472	9	677	365

Net cash provided by (used in) financing activities	76,907	(179,973)	110,535	(304,203)

Net increase in cash and cash equivalents	58,033	(92,598)	178,019	311,761

Cash and cash equivalents at beginning of period	1,047,395	1,020,007	927,409	615,648

Cash and cash equivalents at end of period	$1,105,428	$927,409	$1,105,428	$927,409